CAPITAL SOUTHWEST Receives Notice From NASDAQ Due to Delay in Filing of Form 10-Q and Announces Restatement of Previously Issued Audited Financial Statements

Dallas, TX, November 20, 2007 - Capital Southwest Corporation (NASDAQ - CSWC)

On November 15, 2007, Capital Southwest Corporation (the "Company") received a NASDAQ Staff Determination letter stating that the Company is not in compliance with the filing requirements for continued listing set forth in NASDAQ Marketplace Rule 4310(c)(14) and that its common stock is subject to delisting from The NASDAQ Stock Market. The notice, which the Company expected, was issued as a result of the Company's failure to file its semi-annual report on Form 10-Q for the quarter ended September 30, 2007 with the Securities and Exchange Commission by the required deadline. The Company had previously filed a Form 12b-25 with the SEC indicating that the Company would be unable to file its Form 10-Q by the original filing deadline of November 9, 2007 due to the Company's ongoing review of its deferred taxes on unrealized appreciation of investments.

The Company will request a hearing before the NASDAQ Listing Qualifications Panel to review the Staff Determination letter and request continued listing. The Company can make no assurances that the NASDAQ Listing Qualifications Panel will grant the Company's request for continued listing. Under NASDAQ Marketplace rules, the Company's request for a hearing will automatically stay the delisting of the Company's common stock pending the issuance of a written determination by the NASDAQ Listing Qualifications Panel.

After reviewing the accounting treatment for deferred taxes on unrealized appreciation of investments, the company has determined its long-standing policy of recording deferred taxes on unrealized appreciation of investments was not in conformity with AICPA Audit and Accounting Guide for Investment Company standards. Management has determined that while it was possible that the Company would not maintain its qualifying status, as a Regulated Investment Company, it was probable that it would maintain such status. Thus the deferred tax liability consistently recorded and disclosed since inception should not have been recognized. As a result, the Company will be restating its audited financial statements for the fiscal year ended March 31, 2007, as well as its unaudited interim financial statements for the quarter ended June 30, 2007. The restatement will eliminate the accrual for deferred taxes on unrealized appreciation of investments, thus increasing the net asset value per share for the periods to be restated. The Company plans to file its Form 10-K/A for the fiscal year ended March 31, 2007, Form 10-Q/A for the quarter ended June 30, 2007, and Form 10-Q for the quarter ended September 30, 2007 as soon as reasonably practicable. Our delay in filing has been a result of our reviewing the accounting treatment related to deferred taxes.

On October 23, 2007 the Company released its net asset value at September 30, 2007 of $437,546,529, equivalent to $112.50 per share after deducting an allowance of $169,785,000, equivalent to $43.66 per share for deferred taxes. The Company now plans to restate its previously reported net asset value at September 30, 2007 to reflect the following:

  o    An increase in net assets from operations                    $169,785,000
  o    An increase in net asset value per share                           $43.66

  Net Asset Value at September 30, 2007, as previously reported     $437,546,529
     Add back allowance for deferred taxes                           169,785,000
  Net asset value at September 30, 2007, as restated                $607,331,529
  Net asset value per share at September 30, 2007, as restated           $156.16


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Capital  Southwest  Corporation,  founded in 1961, is a venture capital business development investment company headquartered in Dallas, Texas.

This press release contains forward-looking statements regarding the Company's plans to request a hearing with NASDAQ. These forward-looking statements are subject to risks and uncertainties, and actual results could differ materially from those projected. These risks and uncertainties include, but are not limited to, the timing and outcome of the NASDAQ hearing; the impact of any actions required or taken as a result of such review or the NASDAQ hearing and review process.

Contact: Gary L. Martin or Tracy L. Morris
         972-233-8242


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